Exhibit 10.46

PERFORMANCE UNIT AWARD AGREEMENT

This instrument is issued as of the 18th day of January, 2007, by ONEOK, Inc., an Oklahoma corporation, (hereinafter referred to as “Corporation”), to «Officer_Name» (hereinafter referred to as “Grantee”), an employee of the Corporation or a division or subsidiary thereof, pursuant to the terms of the ONEOK, Inc. Equity Compensation Plan, effective February 17, 2005, (hereinafter referred to as the “Plan”).

1. Performance Unit Award. This instrument and that certain Notice of Performance Unit Award and Agreement, dated January 18, 2007, a copy of which is attached hereto and incorporated herein by reference (the “Notice of Performance Unit Award and Agreement”), constitute evidence of the issuance and grant of a Performance Unit Award (hereinafter referred to as “Award”) of «No_of_Perf_Units» Performance Units to the Grantee by the Corporation that shall entitle the Grantee to receive shares of the Corporation’s Common Stock (hereinafter also referred to as “Common Stock”) or cash, all pursuant and subject to the terms, provisions, and conditions of this instrument (including, without limitation, the conditions, restrictions and limitations stated in paragraph 5, below) and the terms and provisions of the Plan, which are incorporated herein by reference. This instrument, when executed by the Grantee, together with the Notice of Performance Unit Award and Agreement constitute an agreement between the Corporation and the Grantee. Notwithstanding the foregoing, should there be any inconsistency between the provisions of this instrument and the terms and provisions of the Award stated in the resolutions and records of the Board of Directors of the Corporation providing for the Award or provisions of the Plan, the provisions of such resolutions and records and of the Plan shall control. The grant of such Performance Units to the Grantee shall be effective in the manner and to the extent provided in this instrument and the Plan as to all or any part of the shares of Common Stock subject to the grant from time to time during the period stated herein.

2. Plan. The Award is made to the Grantee pursuant to the terms and provisions of the Plan, as approved by the Shareholders of the Corporation, which Plan provides that a specific aggregate number of shares of Common Stock of the Corporation may be issued or transferred pursuant to Stock Incentives under the Plan. The Plan specifies the authority of the Corporation, its Board of Directors, and a committee of the Board of Directors to select employees to be granted Stock Incentives under the Plan. The Executive Compensation Committee of the Board of Directors (hereinafter referred to as the “Committee”) is authorized to administer the Plan with respect to this instrument and the grant of the Award made to the Grantee pursuant to the Plan. Except where expressly stated or clearly indicated otherwise by the terms of this instrument, all terms, words and phrases used herein shall have the same meaning and effect as stated in the Plan. The Grantee has been provided a complete copy of the Plan with this instrument.

3. Grantee’s Agreement Concerning Award and Employment. In consideration of the Corporation’s granting of the Award of Performance Units and entitlement to shares of Common Stock, as incentive compensation to Grantee pursuant to this instrument, the Grantee, by acceptance thereof, and signing this instrument evidencing its terms, agrees to such terms and to continue to contribute and perform service in the employ of the Corporation or a division or subsidiary thereof at the direction, will and pleasure of the Corporation and the Board of

Directors. Provided, however, neither the foregoing agreement of the Grantee in this paragraph 3, nor any other provision in this instrument shall confer on the Grantee any right to continue in the employ of the Corporation (or a division or Subsidiary thereof), or interfere in any way with the right of the Corporation (or such division or Subsidiary) to terminate the Grantee’s employment at any time.

4. Registration of Stock; Grantee’s Representation With Respect To Acquiring for Investment. It is intended by the Corporation that the Plan and the shares of Common Stock covered by the Award issued and granted to the Grantee referred to in paragraph 1, above, are to be registered under the Securities Act of 1933, as amended, prior to the date of the grant; provided, that in the event such registration is for any reason not made effective for such shares, the Grantee agrees, for the Grantee, and for the Grantee’s permissible assignees, heirs and legal representatives by inheritance or bequest, that all shares acquired pursuant to the grant will be acquired for investment and not with a view to, or for sale or tender in connection with the distribution of any part thereof, including any transfer or distribution of such shares by the Grantee pursuant to the grant and this instrument or as otherwise allowed by the Plan.

5. Terms and Conditions of Award; Transfer of Stock to Grantee. The issue and grant of the Award of Performance Units to the Grantee stated in paragraph 1, above, shall be subject to the following terms and conditions:

(a) The right to ownership and transfer of the Performance Units granted to the Grantee shall be subject to the Award during the period beginning January 18, 2007, the date of the grant thereof (hereinafter referred to as “Grant Date”) and ending on January 18, 2010, (which period is hereinafter referred to as “Performance Period”), as herein provided.

(b) The Grantee shall earn and become entitled to receive a percentage of the number of Performance Units granted under paragraph 1, above, at the expiration of the Performance Period as provided for in Table A and Table B, attached hereto, based upon the Corporation’s ranking for Total Stockholder Return in the ONEOK Peer Group listed in Table C attached hereto, all as determined by the Committee, in its sole discretion.

(c) Upon expiration of the Performance Period, the Grantee shall be entitled to receive one (1) share of Common Stock for each Performance Unit that becomes earned by and vested in the Grantee pursuant to the Award; provided, no fractional shares shall be issued and any fractional shall be paid to the Grantee in cash.

(d) The Grantee shall not be entitled to vote any shares of Common Stock of the Corporation, or otherwise have any right or interest as a Common Stock shareholder by reason of the Performance Unit Award granted under the Award during the Performance Period, and prior to the actual transfer of Common Stock to the Grantee pursuant to the Award.

(e) No dividends or any similar amounts shall be payable or paid with respect to Performance Units, Common Stock earned under the Award, or the Award during or for the Performance Period.

(f) The Grantee shall have no right to receive cash or acquire shares of Common Stock of the Corporation under the Award other than the cash and Common Stock attributable to the Performance Units earned by the Grantee to the extent provided for herein.

(g) The Common Stock or cash to which the Grantee becomes entitled shall be paid and transferred to the Grantee only upon the determination of the Performance Units earned by the Grantee at the expiration of the Performance Period. The payment and transfer of such Common Stock or cash to the Grantee shall be made as soon as reasonably practicable after the expiration of the Performance Period, as determined and directed by the Committee, in its sole discretion.

(h) The Performance Units or any Common Stock or cash to be paid or transferred to Grantee pursuant to the Award may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of by Grantee or any other person except as provided in the Award and the Plan until the expiration of the Performance Period and payment and transfer of Common Stock or cash pursuant to the Agreement and Plan.

(i) The Grantee shall become entitled to receive Performance Units earned, and shall become owner of the shares of Common Stock or cash paid and transferred to the Grantee pursuant to the Award free and clear of all terms, conditions and restrictions imposed by the Award if the Grantee’s employment by the Corporation does not terminate during the Performance Period; provided, that the Grantee shall become entitled to a prorated amount of Performance Units and the terms and conditions imposed by the Award shall partially cease to apply in certain events to the extent described in paragraph 6(d), below.

(j) If the Grantee’s employment with the Corporation (or a division or Subsidiary thereof) terminates prior to the end of the Performance Period other than by reason of retirement, Total Disability or death, the Grantee shall forfeit all of the Grantee’s right, title or interest in the Performance Units; and the Grantee shall forfeit such right, title and interest in the Performance Units regardless of the reason for such termination of employment. Any such termination of employment of the Grantee described in the preceding sentence shall not be deemed to occur by reason of transfer of employment of the Grantee by or between the Corporation and any division or Subsidiary of the Corporation. Upon a forfeiture the Performance Units forfeited shall be cancelled for all purposes.

6. Transferability of Performance Units; Termination of Employment.

(a) Except as provided in subparagraph (b) of this paragraph 6, below, the Award, the Grantee’s rights and obligations hereunder and the Performance Units granted hereunder shall not be transferable by the Grantee otherwise than by will or the laws of descent and distribution which apply to the Grantee’s estate.

(b) Notwithstanding the foregoing, the Grantee may transfer any part or all of the Grantee’s rights in and to the Performance Units to members of the Grantee’s immediate family, or to one or more trusts for the benefit of such immediate family members, or partnerships in which such immediate family members are the only partners if the Grantee does not receive any consideration for the transfer. In the event of any such transfer, Performance Units shall continue to be subject to the same terms and conditions otherwise applicable hereunder and under the Plan immediately prior to its transfer, except that this stock shall not be further transferable by the transferee inter vivos, except for transfer back to the original Grantee. For any such transfer to be effective, the Grantee must provide prior written notice thereof to the Committee, unless otherwise authorized and approved by the Committee, in its sole discretion; and the Grantee shall furnish to the Committee such information as it may request with respect to the transferee and the terms and conditions of any such transfer. For purposes of transfer of this grant under this subparagraph (b), “immediate family” shall mean the Grantee’s spouse, children and grandchildren.

(c) Notwithstanding anything to the contrary expressed or implied herein (including without limitation, the restrictions stated in paragraph 5, above, applicable to the Performance Units), all rights and interest of the Grantee in the Performance Units shall become invalid and wholly terminated and forfeited upon the termination of the Grantee’s employment with the Corporation (or a division or Subsidiary), during the Performance Period other than a termination by reason of retirement, Total Disability or death of the Grantee.

(d) Notwithstanding the foregoing provisions, in the event of termination of the Grantee’s employment with the Corporation (or a division or Subsidiary) during the Performance Period by reason of (i) the retirement of the Grantee, (ii) the Total Disability of the Grantee, or (iii) the Grantee’s death while still employed by the Corporation (or a division or Subsidiary), then an adjusted and prorated entitlement to Performance Units shall be allowed as provided in this paragraph 6(d). The Grantee shall become vested in and entitled receive, in the event of any such retirement or Total Disability, and the legatees, or personal representatives or heirs of the Grantee shall be vested in and entitled to receive, in the event of the Grantee’s death, a prorated award of Performance Units earned in the Performance Period following such retirement, Total Disability or death. The award shall be a prorated amount of Performance Units equal to the total of Performance Units earned under the Award at the end of the Performance Period for the Grantee, multiplied by a fraction of which the numerator shall be the number of full months which have elapsed under the Performance Period at the time of such termination of employment by reason of retirement, Total Disability or death, and the denominator of which shall be the total number of months in the Performance Period. The Grantee, or personal representatives or heirs of the Grantee, as the case may be, shall become entitled to receive such prorated award at the expiration of the Performance Period and following application of the performance criteria as provided in the Award and determined by the Committee.

(e) The Grantee may designate a Beneficiary to receive any rights of the Grantee which may become vested in the event of the death of the Grantee under procedures and in the form established by the Committee; and in the absence of such designation of a Beneficiary, any such rights shall be deemed to be transferred to the estate of the Grantee.

(f) For purposes of the Award and this instrument, “Total Disability” shall mean that the Grantee is permanently and totally disabled and unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and has established such disability to the extent and in the manner and form as may be required under the provisions of Section 22(e) of the Internal Revenue Code of 1986, as amended (or corresponding section of any future federal tax code), and regulations thereunder.

7. Administration of Performance Unit Award. The grant of the Award shall be subject to such other rules and requirements as the Committee, in its sole discretion, may determine to be appropriate with respect to administration thereof and the terms and conditions made applicable to the Grantee and the Performance Units during the Performance Period. The Award, this instrument, and the rights and obligations of the parties thereto shall be subject to interpretation and construction by the Committee to the same extent and with the same effect as the Committee actions under pertinent provisions of the Plan. The Grantee shall take all actions and execute and deliver all documents as may from time to time be requested by the Committee in connection with such restrictions and in furtherance hereof. The Grantee agrees to pay to the Corporation any applicable federal, state, or local income, employment, social security, medicare, or other withholding tax obligation arising in connection with the grant of the Award to the Grantee; and the Corporation shall have the right, without the Grantee’s prior approval or direction, to satisfy such withholding tax by withholding all or any part of the shares of Common Stock or cash that would otherwise be paid and transferred to the Grantee, with any shares of Common Stock so withheld to be valued at the Fair Market Value (as defined in the Plan) on the date of such withholding. The Grantee, with the consent of the Corporation, may satisfy such withholding tax by delivery and transfer to the Corporation of shares of Common Stock previously owned by the Grantee, with any shares so delivered and transferred to be valued at the Fair Market Value on the date of such delivery.

8. Adjustment Provisions. It is understood that, prior to the expiration of the Performance Period certain changes in capitalization of the Corporation may occur. It is, therefore, understood and agreed with respect to changes in capitalization that:

(a) If a stock dividend is declared on the Common Stock of the Corporation, there shall be added to the number of Performance Units provided for under the Award and stated in paragraph 1 of this instrument, the number of Performance Units equal to the number of Performance Units which would have been granted to the Grantee had the Grantee been the fully vested and unrestricted owner of the number of Performance Units then provided for under the Award granted, but not theretofore received without restriction; provided, however, that the additional Performance Units shall be subject to all terms and provisions of this instrument (including, without limitation, the terms and conditions stated in paragraph 5, above), and in making such adjustments, no fractional units, shares, or scrip certificates in lieu thereof, shall be granted or issuable by the Corporation, and the Grantee shall be entitled to only the number of full Performance Units to which the Grantee may be entitled by reason of such adjustment at the adjusted grant.

(b) In the event of an increase in the outstanding shares of Common Stock of the Corporation, effectuated for the purpose of acquiring properties or securities of another corporation or business enterprise, there shall be no increase in the number of Performance Units which are the subject matter of the Award under this instrument as a result of such acquisition.

(c) In the event of an increase or decrease in the number of outstanding shares of Common Stock of the Corporation through recapitalization, reclassification, stock split-ups, consolidation of shares, changes in par value and the like, an appropriate adjustment shall be made in the number of Performance Units provided for under the Award and stated in Section 1 of this instrument, by increasing or decreasing the number of Performance Units, as may be required to enable the Grantee to acquire the same proportionate stockholdings as the grant of the Award would originally have provided. Provided, however, that any additional Performance Units shall be subject to all terms and provisions of this instrument (including, without limitation, the restrictions stated in paragraph 5, above), and that in making such adjustments, no fractional Performance Units shall be awarded, and the Grantee shall be entitled to receive only the number of full Performance Units to which the Grantee may be entitled by reason of such adjustment.

(d) Notwithstanding any provision to the contrary stated herein, to the extent Performance Units are still not vested in Grantee at the time of a Change in Control with respect to the Corporation, then pursuant to the provisions of the Plan, they shall become fully vested and completely free and clear of any conditions or restrictions stated herein at that time; provided, that if such Change in Control occurs less than six (6) months after the date of the grant of the Award hereunder to the Grantee, then Performance Units shall become fully vested and completely free and clear of any conditions or restrictions stated herein at the time of such Change in Control only if the Grantee agrees in writing, if requested by the Corporation in writing, to remain in the employ of the Corporation or a division or subsidiary of the Corporation at least through the date which is six (6) months after the date the grant was made with substantially the same title, duties, authority, reporting relationships, and compensation as on the day immediately preceding the Change in Control. The provisions of this subparagraph (d) shall be applied in addition to, and shall not reduce, modify, or change any other obligation or right of the Grantee otherwise provided for in paragraph 3, above, concerning the Grantee’s continued employment with the Corporation or the termination thereof. If the Performance Units become subject to this subparagraph (d), they shall become fully vested in the Grantee and nonforfeitable. The Performance Units are subject to the provisions of the Plan authorizing the Corporation, or a committee of its Board of Directors, to provide in advance or at the time of a Change in Control for cash to be paid in actual settlement of the shares of Common Stock for earned Performance Units, all subject to such terms and conditions as the Corporation or the Committee, in its sole discretion, may determine and impose. For purposes of this subparagraph (d), the term “Change in Control” shall have the same meaning as provided in the definition of that term stated in the Plan, including any amendments thereof which may be made from time to time in the future pursuant to the provisions of the Plan, with any amended definition of such term to apply to all events thereafter coming within the amended meaning.

9. Stock Reserved. The Corporation shall at all times during the term of the Award reserve and keep available such number of shares of its Common Stock as will be sufficient to satisfy the Award issued and granted to Grantee and the requirements thereof as evidenced by this instrument, and shall pay all original issue taxes, if any, on the transfer of Common Stock to the Grantee, and all other fees and expenses necessarily incurred by the Corporation in connection therewith.

10. Rights of Shareholder. Except as otherwise provided in the Award and this instrument, the Grantee shall have no rights as a shareholder of the Corporation in respect of the Performance Units or Common Stock for which the Award is granted; and the Grantee shall not be considered or treated as a record owner of shares with respect to the Common Stock until the Performance Units are fully vested and no longer subject to any of the conditions, performance requirements, or restrictions imposed under the Award, and Common Stock is actually issued and transferred to the Grantee.

11. Entire Agreement. This instrument contains the entire terms of the Award, and may not be changed orally or other than by a written instrument issued and approved by the Corporation pursuant to the Plan. This instrument supersedes any agreements or understandings that may previously have existed, and there are no other agreements or understandings, relating to its subject matter.

12. Successors and Assigns. The Award shall inure to the benefit of and be binding upon the heirs, legatees, legal representatives, successors, and assigns of the parties thereto.

The Grantee hereby acknowledges receipt of this instrument, the Notice of Performance Unit Award and a copy of the Plan, and accepts the Award under the terms and conditions stated in this instrument, subject to all terms and provisions of the Plan, by signing this instrument in duplicate originals, as of the date first above written.

Date	«Officer_Name» Grantee

Table A

Performance Units Criteria

2007-2010 Performance Period

Total Stockholder Return (TSR):vs. ONEOK Peer Group

ONEOK TSR Ranking vs. ONEOK Peer Group	Percentage of Performance Units Earned
90th percentile and above	200%
75th – 89th percentile	150%
50th – 74th percentile	100%
30th – 49th percentile	50%
29th percentile and below	0%

Table B

Illustration of Hypothetical 2007-2010 Performance Period

Performance Unit Award Calculation

Illustration assumes 1,000 Performance Units Granted in January 2007

Total Stockholder Return (TSR) vs. ONEOK Peer Group

Hypothetical 2007-2010 ONEOK TSR Ranking = 40th percentile

A 40th percentile TSR ranking earns 50% (from Table A) of PUs granted (i.e., 1,000 units) – 500 units earned

Total Performance Units Earned

TR 500 Performance Units

500 performance units earned out of 1,000 units granted = 50.0% “earn-out” [50% (500 shares) paid and distributed in the form of Common Stock as provided in section 5.c.]

Table C

ONEOK PEER GROUP – 2007

Company Name	Sym

AGL Resources Inc.	ATG

ATMOS Energy	ATO

CenterPoint Energy	CNP

Enbridge	ENB

KeySpan Energy Inc (Brooklyn Union)	KSE

Kinder Morgan	KMI

MDU Resources	MDU

National Fuel Gas Company	NFG

New Jersey Resources	NJR

NICOR Inc.	GAS

NiSource	NI

ONEOK, Inc.	OKE

Peoples Energy Corporation	PGL

Piedmont Natural Gas Company	PNY

SEMPRA (Pacific Enterprises & ENOVA)	SRE

Southern Union	SUG

Southwest Gas Corporation	SWX

UGI Corporation	UGI

Vectren	VVC

Washington Gas Light Company	WGL

Wisconsin Energy Corp	WEC